Xinxu Copper Industry Technology Limited

2188 Nanci First Road

Anhui Xinwu Economic Development Zone

Wanzhi District, Wuhu City

Anhui Province, China 241100

Tel: +86 (553) 8758118

September 26, 2025

VIA EDGAR

U.S. Securities & Exchange Commission
Division of Corporation Finance
Office of Manufacturing
100 F Street, NE
Washington, D.C. 20549
Attn:	Beverly Singleton
Andrew Blume
Eranga Dias
Erin Purnell

Re:	Xinxu Copper Industry Technology Limited
Registration Statement on Form F-1
Initially filed on April 1, 2024, as amended
File No. 333-278407

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Xinxu Copper Industry Technology Limited hereby requests acceleration of effectiveness of the above referenced Registration Statement on Form F-1 so that it will become effective on September 30, 2025, at 4:30 p.m. Eastern Time, or as soon thereafter as practicable.

Very truly yours,

/s/ Jinchun Cheng
Name:	Jinchun Cheng
Title:	Chief Executive Officer

cc:	Ellenoff Grossman & Schole LLP
Bevilacqua PLLC